EXHIBIT 99.1 - News Release

201 N. Harrison St.

Davenport, IA 52801-1939

www.lee.net

NEWS RELEASE

Publisher of the St. Louis Post-Dispatch becomes a vice president of Lee Enterprises

ST. LOUIS, Mo. (June 3, 2005) — Terrance C.Z. Egger, publisher of the St. Louis Post-Dispatch and former senior vice president of Pulitzer Inc., has been elected a vice president of Lee Enterprises, Incorporated (NYSE: LEE).

The announcement was made today by Mary Junck, chairman and chief executive officer of Lee, shortly after Lee’s acquisition of Pulitzer became final.

In addition to publishing the Post-Dispatch, Egger will continue to oversee all St. Louis operations, which include STLtoday.com, STL Distribution LLC and Suburban Journals, a network of 36 weekly newspapers and specialty publications.

“We’re thrilled to welcome Terry and his strong group of managers in St. Louis,” Junck said. “They have built a powerful media platform with exciting strategies for continued growth in both St. Louis and the region. We’ve been particularly impressed by Terry’s leadership, as well as by his knowledge, vision and character, and we look forward to gaining his voice on Lee’s executive team.”

Egger said: “Lee is a great company with wonderful people. Like Pulitzer, they take an aggressive but very balanced approach to serving their markets and growing their newspapers. I think it’s a perfect fit, and this should be a lot of fun.”

Egger joined the Post-Dispatch as general manager in 1996 and was appointed publisher in 1999. Previously, he was vice president/advertising for Tucson Newspapers in Tucson, Ariz., which publishes the Arizona Daily Star and Tucson Citizen and was jointly operated by Pulitzer and the Gannett Co. Inc. Egger worked as marketing services manager and later advertising director for Copley Los Angeles Newspapers before joining Tucson Newspapers in 1992. He began his newspaper career at a small bi-weekly newspaper in Southern California.

Egger is a native of Rock Island, Ill. He earned a bachelor of arts degree from Augustana College in Sioux Falls, S.D., and received a masters degree in speech communication from San Diego State University. After graduating, he taught college communications and business-related courses in California before entering the newspaper industry.

His deep interest in education extends to his positions on the boards of Southern Illinois University-Edwardsville, Webster University and the Newspaper Production & Research Center, the newspaper technology training division of Southern Production Program, Inc. His charitable involvement includes serving on the board of directors for United Way of Greater St. Louis, Boy Scouts of America and St. Louis Crisis Nursery, as well as active involvement with St. Patrick’s Center for the Homeless, Mathews-Dickey Boys’ & Girls’ Club and the American Heart Association. As a civic leader in the St. Louis area, he serves on the boards of Fair St. Louis, the Regional Business Council and the Regional Commerce and Growth Association.

His passions outside the workplace include spending time with his family, coaching and playing basketball. He and his wife, Renuka, have three children, Anthony, Alexandra and Daniel.

With the acquisition of Pulitzer Inc., Lee owns 52 daily newspapers and a joint interest in six others. Lee also operates associated online services and more than 300 weekly newspapers, shoppers and classified and specialty publications. Lee is based in Davenport, Iowa, and its stock is traded on the New York Stock Exchange under the symbol LEE. More information about Lee Enterprises is available at www.lee.net.

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. This release contains information that may be deemed forward-looking and that is based largely on the Company’s current expectations and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties are changes in advertising demand, newsprint prices, interest rates, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in integration of acquired businesses or maintaining employee and customer relationships and increased capital and other costs. The words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not publicly undertake to update or revise its forward-looking statements.

Contact: Dan.Hayes@Lee.net, (563) 383-2163

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